Exhibit (a)(1)(iv)

OFFER BY

JAPAN SMALLER CAPITALIZATION FUND, INC.
TO PURCHASE FOR CASH UP
TO 10% OF ITS SHARES FOR 98%
OF NET ASSET VALUE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON JULY 1, 2026
(“EXPIRATION DATE”), UNLESS EXTENDED
THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING
TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE
FUND’S OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

June 1, 2026

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated June 1, 2026, of Japan Smaller Capitalization Fund, Inc. (the “Fund”), and a related Letter of Transmittal. Together these documents constitute the “Offer.” The Fund is offering to purchase up to 10% of its outstanding common stock (the “Shares”), upon the terms and subject to the conditions set forth in the Offer.

A tender of your Shares can be made only by us as the registered holder and only pursuant to your instructions. The Offer to Purchase and the Letter of Transmittal are being sent to you for your information only. They cannot be used by you to tender Shares held by us for your account. We are the registered holder of Shares held for your account.

Your attention is called to the following:

(1)
The purchase price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 98% of the net asset value per Share (“NAV”) in U.S. dollars per Share as determined by the Fund as of the close of ordinary trading on the New York Stock Exchange on July 2, 2026, unless otherwise extended. The current NAV of the Fund will be calculated daily and may be obtained by calling Georgeson LLC, the Information Agent, toll free at (866) 539-8375.

(2)	The Offer is not conditioned upon any minimum number of Shares being tendered.

(3)
Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Shares validly tendered (and not withdrawn) on or prior to the Expiration Date, provided that the total number of Shares tendered does not exceed 10% of the Fund’s outstanding Shares. In the event that more than 10% of the Fund’s outstanding Shares are tendered, the Fund will purchase 10% of the Fund’s outstanding Shares on a pro rata basis.

(4)
The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering shareholder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be the responsibility of the shareholder and satisfactory evidence of the payment of such taxes, or exemption therefrom, may need to be submitted.

(5)	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

Neither the Fund nor its Board of Directors is making any recommendation to any shareholder whether to tender or refrain from tendering Shares in the Offer. Each shareholder is urged to read and evaluate the Offer and accompanying materials carefully.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter, the enclosed Offer to Purchase dated June 1, 2026, and the Letter of Transmittal, relating to the Fund’s purchase of up to 10% of its outstanding Shares at 98% of the NAV.

The undersigned instructs us to tender to the Fund the number of Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal that we have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:

☐ All Shares held for the undersigned;

or

☐_______ Shares (Enter number of Shares to be tendered).

Dated:	, 2026

Name(s):
(please print)

Address:

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Area Code and Telephone Number:
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